Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 4th QUARTER AND YEAR END 2014 RESULTS

Full Year 2014 Highlights:

•                  Consolidated Revenue Increased 6.4%, Operating Cash Flow Increased 6.9%,
Operating Income Increased 9.9% and Free Cash Flow Exceeded $8 Billion

•                  Earnings per Share Increased 25.0% to $3.20; Excluding Adjustments, EPS Increased 18.6% to $2.93

•                  Cable Communications Revenue Increased 5.5% and Operating Cash Flow Increased 5.3%

•                  Customer Relationships Increased by 358,000, a 67% Improvement Compared to 2013

•                  NBCUniversal Revenue Increased 7.5% and Operating Cash Flow Increased 18.1%

4th Quarter 2014 Highlights:

•                  Consolidated Revenue Increased 4.8%, Operating Cash Flow Increased 4.1% and Operating Income Increased 3.8%

•                  Earnings per Share Increased 2.8% to $0.74; Excluding Adjustments, EPS Increased 16.7%  to $0.77

•                  Cable Communications Revenue Increased 6.1% and Operating Cash Flow Increased 6.3%

•                  Customer Relationships Increased by 178,000, a 47% Increase from the Fourth Quarter of 2013

•                  NBCUniversal Revenue Increased 2.3% and Operating Cash Flow Increased 6.6%

Dividends and Share Repurchase:

•                  Dividends and Share Repurchases Increased 64.1% to $6.5 Billion in 2014

•                  Dividend to Increase 11% to $1.00 per Share on an Annualized Basis; Share Repurchase Authorization to Increase to $10.0 Billion, with $4.25 Billion to be Repurchased in 2015

•                  Additional Share Repurchases Above the $4.25 Billion Plan in 2015 will be Determined by the Closing of the TWC Merger and the Subsequent Divestiture Transactions

PHILADELPHIA – February 24, 2015… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter and year ended December 31, 2014.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “2014 was a great year financially, operationally, and strategically for Comcast NBCUniversal. We continued to execute incredibly well as we accelerated our innovation, launched new products, and brought amazing films, shows and theme park attractions to consumers. Cable’s results, driven by High-Speed Internet and Business Services, demonstrate our focus on driving profitable growth and technology innovations, including our transformative X1 platform. This is bearing fruit in our operating performance, as we added 358,000 customer relationships, while video subscriber trends were the best in 7 years and in broadband we added over 1 million subscribers for the ninth year in a row. NBCUniversal also had a standout performance in 2014, with 18% growth in operating cash flow, driven by a successful Sochi Olympics, continued  momentum at NBC Broadcast, the successful opening of The Wizarding World of Harry Potter ™- Diagon Alley ™ in Orlando, and strong box office performance from Universal Pictures. We enter 2015 with great momentum and significant opportunities ahead, and we look forward to receiving regulatory approval for the Time Warner Cable merger.  Underscoring our confidence in the continued success of our company, we are increasing our dividend to $1.00 per share on an annualized basis, marking the seventh consecutive annual increase, and plan to repurchase at least $4.25 billion of our stock this year.”

Consolidated Financial Results

		4th Quarter			Full Year
($ in millions)	2013	2014	Growth	2013	2014	Growth
Revenue	$16,926	$17,732	4.8%	$64,657	$68,775	6.4%
Excluding Olympics				$64,657	$67,672	4.7%
Operating Cash Flow[1]	$5,645	$5,877	4.1%	$21,434	$22,923	6.9%
Excluding Transaction-Related Costs, Olympics & Pension Costs	$5,645	$5,976	5.9%	$21,508	$23,055	7.2%
Operating Income	$3,647	$3,787	3.8%	$13,563	$14,904	9.9%
Earnings per Share[2]	$0.72	$0.74	2.8%	$2.56	$3.20	25.0%
Excluding Adjustments (see Table 4)	$0.66	$0.77	16.7%	$2.47	$2.93	18.6%
Free Cash Flow[3]	$1,435	$1,694	18.0%	$8,489	$8,167	(3.8%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Revenue for the fourth quarter of 2014 increased 4.8% to $17.7 billion.  Consolidated Operating Cash Flow increased 4.1% to $5.9 billion. Excluding $99 million of Time Warner Cable and Charter transaction-related costs in the fourth quarter of 2014, consolidated operating cash flow increased 5.9% (See Table 5).  Consolidated Operating Income increased 3.8% to $3.8 billion.

For the year ended December 31, 2014, consolidated revenue increased 6.4% to $68.8 billion. Excluding $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, consolidated revenue increased 4.7%.  Consolidated operating cash flow increased 6.9% to $22.9 billion.  Excluding $105 million of operating cash flow generated by the Olympics in the first quarter of 2014, $237 million of transaction-related costs in 2014, and pension termination costs in the third quarter of 2013, consolidated operating cash flow increased 7.2% (See Table 5). Consolidated operating income increased 9.9% to $14.9 billion.

Earnings per Share (EPS) for the fourth quarter of 2014 was $0.74, a 2.8% increase from the $0.72 reported in the fourth quarter of 2013. Excluding transaction-related costs in the fourth quarter of 2014, as well as income tax adjustments in the fourth quarter of 2013, EPS increased 16.7% to $0.77 (see Table 4).

EPS for the year ended December 31, 2014 was $3.20, a 25.0% increase from the $2.56 reported in the prior year. Excluding the impact from income tax adjustments in 2013 and 2014, gains on the sales of investments, a resolution of a prior acquisition contingency and transaction-related costs in 2014, as well as a gain on the sale of wireless spectrum licenses in the first quarter of 2013, EPS increased 18.6% to $2.93 (see Table 4).

Capital Expenditures increased 11.0% to $2.2 billion in the fourth quarter of 2014 compared to the fourth quarter of 2013. Cable Communications’ capital expenditures increased $235 million, or 14.3%, to $1.9 billion in the fourth quarter of 2014, primarily reflecting our ongoing investment in network infrastructure to increase capacity and higher spending on customer premise equipment related to the deployment of the X1 platform. Cable capital expenditures represented 16.5% of Cable revenue in the fourth quarter of 2014 compared to 15.4% in last year’s fourth quarter.  NBCUniversal’s capital expenditures decreased $16 million, or 4.3%, to $337 million in the fourth quarter of 2014, primarily reflecting decreased investments in facilities, partially offset by increased spending at Theme Parks.

For the year ended December 31, 2014, capital expenditures increased 12.5% to $7.4 billion compared to the prior year.  Cable Communications’ capital expenditures increased $751 million, or 13.9%, to $6.2 billion, primarily reflecting increased spending related to the deployment of the X1 platform, as well as continued investment in our network.  For the year, Cable capital expenditures represented 13.9% of Cable revenue compared to 12.9% in 2013.  NBCUniversal’s capital expenditures increased $61 million, or 5.3%, to $1.2 billion in 2014, primarily reflecting increased investments in Theme Parks.

Free Cash Flow increased 18.0% to $1.7 billion in the fourth quarter of 2014 compared to $1.4 billion in the fourth quarter of 2013, reflecting improvements in working capital and growth in consolidated operating cash flow, partially offset by increased capital expenditures and cash taxes on operating items.

Free cash flow for the year ended December 31, 2014 decreased 3.8% to $8.2 billion compared to $8.5 billion in 2013, reflecting increased capital expenditures and cash taxes on operating items, as well as increased working capital, mainly driven by higher film and TV production spend, partially offset by growth in consolidated operating cash flow.

	4th Quarter			Full Year

($ in millions)	2013	2014	Growth	2013	2014	Growth

Operating Cash Flow	$5,645	$5,877	4.1%	$21,434	$22,923	6.9%
Capital Expenditures	(2,003)	(2,224)	11.0%	(6,596)	(7,420)	12.5%
Cash Paid for Capitalized Software and Other Intangible Assets	(315)	(387)	22.9%	(1,009)	(1,122)	11.2%
Cash Interest Expense	(587)	(569)	(3.1%)	(2,355)	(2,389)	1.4%
Cash Taxes on Operating Items	(914)	(1,105)	20.9%	(3,499)	(3,801)	8.6%
Changes in Operating Assets and Liabilities	(490)	(14)	97.1%	93	(507)	NM
Noncash Share-Based Compensation	107	127	18.7%	419	513	22.4%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(51)	(50)	(2.0%)	(215)	(220)	2.3%
Other	43	39	(9.3%)	217	190	(12.4%)
Free Cash Flow[3]	$1,435	$1,694	18.0%	$8,489	$8,167	(3.8%)
NM=comparison not meaningful.

Dividends and Share Repurchases. During the fourth quarter of 2014, Comcast paid dividends totaling $580 million and repurchased 36.8 million of its common shares for $2.0 billion.  For the full year, Comcast repurchased 80.6 million of its common shares for $4.25 billion and made four cash dividend payments totaling $2.3 billion, resulting in a total return of capital to shareholders of $6.5 billion for 2014.

Today, Comcast announced that its Board of Directors has increased its stock repurchase program authorization to $10.0 billion.  At this time, Comcast plans to repurchase $4.25 billion during 2015, subject to market conditions. Additional stock repurchases will be determined after the closing of the Time Warner Cable merger and the subsequent divestiture transactions.

In addition, Comcast announced that it increased its dividend by 11.1% to $1.00 per share on an annualized basis.  In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.25 a share on the company’s common stock, payable on April 22, 2015 to shareholders of record as of the close of business on April 1, 2015.

Cable Communications

		4th Quarter			Full Year
($ in millions)	2013	2014	Growth	2013	2014	Growth
Cable Communications Revenue
Video	$5,120	$5,187	1.3%	$20,535	$20,783	1.2%
High-Speed Internet	2,650	2,912	9.9%	10,334	11,321	9.5%
Voice	928	916	(1.4%)	3,657	3,671	0.4%
Business Services	876	1,058	20.8%	3,241	3,951	21.9%
Advertising	602	717	18.9%	2,189	2,442	11.5%
Other	485	523	8.3%	1,880	1,972	4.9%
Cable Communications Revenue	$10,661	$11,313	6.1%	$41,836	$44,140	5.5%

Cable Communications Operating Cash Flow	$4,405	$4,684	6.3%	$17,205	$18,112	5.3%
Operating Cash Flow Margin	41.3%	41.4%		41.1%	41.0%

Cable Communications Capital Expenditures	$1,637	$1,872	14.3%	$5,403	$6,154	13.9%
Percent of Cable Communications Revenue	15.4%	16.5%		12.9%	13.9%

Revenue for Cable Communications increased 6.1% to $11.3 billion in the fourth quarter of 2014 compared to $10.7 billion in the fourth quarter of 2013, driven by increases of 9.9% in high-speed Internet and 20.8% in business services. Advertising revenue increased 18.9%, reflecting higher political advertising in the fourth quarter of 2014.  The increase in Cable revenue reflects increased customer relationships (see below), customers receiving higher levels of service, customers taking additional services, as well as rate adjustments.

For the year ended December 31, 2014, Cable revenue increased 5.5% to $44.1 billion compared to $41.8 billion in 2013, driven by growth in high-speed Internet, business services and advertising.

Customer relationships increased by 178,000 to 27.0 million during the fourth quarter of 2014, a 47% improvement compared to an increase of 121,000 in the fourth quarter of 2013.  At the end of the fourth quarter, our triple product customers increased to 37% of our total customer relationships compared to 35% in the fourth quarter of 2013. In addition, video, high-speed Internet and voice customers increased in the fourth quarter of 2014.

For the year ended December 31, 2014, customer relationships increased by 358,000, a 67% improvement compared to net additions of 215,000 in 2013. Video customer net losses improved year-over-year and were the best result in seven years. High-speed Internet customer net additions of 1.3 million marked the ninth consecutive year of more than one million net additions. Voice net additions slowed, reflecting X1 availability that was more focused on triple play customers last year, making for a difficult comparison.

	Customers		Net Additions

Billable Customers Method[4] (in thousands)	YE13	YE14	4Q13	4Q14	2013	2014
Video Customers	22,577	22,383	46	6	(267)	(194)
High-Speed Internet Customers	20,685	21,962	379	375	1,296	1,277
Voice Customers	10,723	11,193	227	123	768	470

Single Product Customers	8,752	8,409	(168)	(35)	(593)	(343)
Double Product Customers	8,541	8,750	50	100	34	209
Triple Product Customers	9,384	9,876	240	114	774	492
Customer Relationships	26,677	27,035	121	178	215	358

Operating Cash Flow for Cable Communications increased 6.3% to $4.7 billion in the fourth quarter of 2014 compared to $4.4 billion in the fourth quarter of 2013, reflecting higher revenue, partially offset by a 6.0% increase in operating expenses primarily related to higher video programming costs.  This quarter’s operating cash flow margin was 41.4% compared to 41.3% in the fourth quarter of 2013.

For the year ended December 31, 2014, Cable operating cash flow increased 5.3% to $18.1 billion compared to $17.2 billion in 2013, driven by higher revenue, partially offset by a 5.7% increase in operating expenses primarily related to a 7.8% increase in video programming costs.  For the year, operating cash flow margin was 41.0% compared to 41.1% in the prior year.

NBCUniversal

	4th Quarter			Full Year

($ in millions)	2013	2014	Growth	2013	2014	Growth	Excluding Olympics
NBCUniversal Revenue
Cable Networks	$2,324	$2,327	0.1%	$9,201	$9,563	3.9%	1.1%
Broadcast Television	2,227	2,335	4.8%	7,120	8,542	20.0%	8.1%
Filmed Entertainment	1,448	1,295	(10.6%)	5,452	5,008	(8.2%)
Theme Parks	566	735	29.9%	2,235	2,623	17.3%
Headquarters, Other and Eliminations	(101)	(77)	NM	(358)	(308)	NM
NBCUniversal Revenue	$6,464	$6,615	2.3%	$23,650	$25,428	7.5%	2.9%

NBCUniversal Operating Cash Flow
Cable Networks	$929	$912	(1.8%)	$3,501	$3,589	2.5%	2.2%
Broadcast Television	140	230	64.0%	345	734	112.5%	78.6%
Filmed Entertainment	192	77	(59.6%)	483	711	47.3%
Theme Parks	257	352	37.6%	1,004	1,168	16.4%
Headquarters, Other and Eliminations	(180)	(144)	NM	(601)	(614)	NM
NBCUniversal Operating Cash Flow	$1,338	$1,427	6.6%	$4,732	$5,588	18.1%	15.3%

Revenue for NBCUniversal increased 2.3% to $6.6 billion in the fourth quarter of 2014 compared to $6.5 billion in the fourth quarter of 2013, as revenue growth in Theme Parks and Broadcast Television was partially offset by lower Filmed Entertainment revenue driven by a year-over-year decline in home entertainment revenue.  Operating Cash Flow increased 6.6% to $1.4 billion compared to $1.3 billion in the fourth quarter of 2013, driven by strong results at Theme Parks and Broadcast Television.

For the year ended December 31, 2014, NBCUniversal revenue increased 7.5% to $25.4 billion compared to $23.7 billion in 2013. Excluding $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 2.9%.  Operating cash flow increased 18.1% to $5.6 billion compared to $4.7 billion in 2013. Excluding $130 million of operating cash flow generated by the Olympics, operating cash flow increased 15.3%, reflecting solid results at each business segment (see Table 5).

Cable Networks

For the fourth quarter of 2014, revenue from the Cable Networks segment was stable at $2.3 billion and operating cash flow decreased 1.8% to $912 million compared to the fourth quarter of 2013. These results reflect a 5.6% decline in advertising revenue along with a slight increase in operating costs driven by investment in programming, which more than offset a 4.6% increase in distribution revenue.

For the year ended December 31, 2014, revenue from the Cable Networks segment increased 3.9% to $9.6 billion compared to $9.2 billion in 2013. Excluding $257 million of revenue generated by the 2014 Sochi Olympics, revenue increased 1.1%, reflecting a 4.6% increase in distribution revenue, partially offset by a 3.5% decrease in advertising revenue.  Operating cash flow increased 2.5% to $3.6 billion compared to $3.5 billion in 2013.  Excluding the Olympics, operating cash flow increased 2.2%, reflecting higher revenue and flat operating costs, even as we continue to invest in programming (see Table 5).

Broadcast Television

For the fourth quarter of 2014, revenue from the Broadcast Television segment increased 4.8% to $2.3 billion compared to $2.2 billion in the fourth quarter of 2013, driven by a 3.1% increase in advertising revenue, as well as higher retransmission consent fees. Operating cash flow increased 64.0% to $230 million compared to $140 million in the fourth quarter of 2013, reflecting higher revenue, which more than offset a slight increase in operating costs and expenses.

For the year ended December 31, 2014, revenue from the Broadcast Television segment increased 20.0% to $8.5 billion compared to $7.1 billion in 2013.  Excluding $846 million of revenue generated by the 2014 Sochi Olympics, revenue increased 8.1%, reflecting higher advertising revenue and retransmission consent fees. Operating cash flow increased $389 million to $734 million compared to $345 million in 2013. Excluding the Olympics, operating cash flow increased $272 million, or 78.6%, reflecting higher revenue and a modest increase in operating costs and expenses (see Table 5).

Filmed Entertainment

For the fourth quarter of 2014, revenue from the Filmed Entertainment segment decreased 10.6% to $1.3 billion compared to $1.4 billion in the fourth quarter of 2013, reflecting a decline in home entertainment revenue primarily due to the strong performance of Despicable Me 2 in the fourth quarter of 2013. Operating cash flow decreased $115 million to $77 million compared to $192 million in the fourth quarter of 2013, reflecting lower revenue, partially offset by a decrease in the amortization of film costs.

For the year ended December 31, 2014, revenue from the Filmed Entertainment segment decreased 8.2% to $5.0 billion compared to $5.5 billion in 2013, reflecting lower theatrical and home entertainment revenue, primarily due to the strong performances of Despicable Me 2 and Fast and Furious 6 in 2013.  Operating cash flow increased $228 million to $711 million compared to $483 million in 2013, as lower revenues were more than offset by a decrease in the amortization of film costs and reduced advertising, marketing and promotion expense due to a reduced film slate.

Theme Parks

For the fourth quarter of 2014, revenue from the Theme Parks segment increased 29.9% to $735 million compared to $566 million in the fourth quarter of 2013, reflecting higher guest attendance and per capita spending, driven by the continued success of Orlando’s The Wizarding World of Harry Potter™ – Diagon Alley™, as well as Halloween Horror Nights at the Orlando and Hollywood parks. Fourth quarter operating cash flow increased 37.6% to $352 million compared to $257 million in the same period last year, reflecting higher revenue, partially offset by an increase in operating costs to support the new attractions.

For the year ended December 31, 2014, revenue from the Theme Parks segment increased 17.3% to $2.6 billion compared to $2.2 billion in 2013.  Operating cash flow increased 16.4% to $1.2 billion compared to $1.0 billion in 2013, driven by The Wizarding World of Harry Potter™ – Diagon Alley™  and Despicable Me attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended December 31, 2014, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $144 million compared to a loss of $180 million in the fourth quarter of 2013, reflecting lower employee-related costs.

For the year ended December 31, 2014, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $614 million compared to a loss of $601 million in 2013.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended December 31, 2014, Corporate, Other and Eliminations revenue was ($196) million compared to ($199) million in 2013. The operating cash flow loss was $234 million, including $99 million of costs related to the Time Warner Cable and Charter transactions, compared to a loss of $98 million in the fourth quarter of 2013.

For the year ended December 31, 2014, Corporate, Other and Eliminations revenue was ($793) million compared to ($829) million in 2013.  The operating cash flow loss was $777 million, including $25 million of costs associated with the Olympics and $237 million of transaction-related costs, compared to a loss of $503 million in 2013, which included $74 million of costs associated with the termination of a pension plan.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax effects.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

4     Beginning in 2014, our Cable Communications segment revised its methodology for counting customers related to how we count and report customers who reside in multiple dwelling units (“MDUs”) that are billed under bulk contracts (the “Billable Customers Method”). For MDUs whose residents have the ability to receive additional cable services, such as additional programming choices or our HD or DVR services, we now count and report customers based on the number of potential billable relationships within each MDU. For MDUs whose residents are not able to receive additional cable services, the MDU is now counted as a single customer. Previously, we had counted and reported these customers on an equivalent billing unit basis by dividing monthly revenue received under an MDU’s bulk contract by the standard monthly residential rate where the MDU was located (the “EBU Method”). Video customer metrics for 2013 are now presented on the Billable Customers Method to provide an appropriate comparison.  For high-speed Internet and voice customers, the differences in the customer metrics using the Billable Customers Method and the EBU Method were not material and 2013 data has not been adjusted.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, February 24, 2015 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 61829285.  A replay of the call will be available starting at 12:30 p.m. ET on February 24, 2015, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Tuesday, March 3, 2015 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 61829285.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses.  NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts.  Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2013	2014	2013	2014
Revenue	$16,926	$17,732	$64,657	$68,775

Programming and production	5,252	5,358	19,670	20,912
Other operating and administrative	4,797	5,167	18,584	19,862
Advertising, marketing and promotion	1,232	1,330	4,969	5,078
	11,281	11,855	43,223	45,852

Operating cash flow	5,645	5,877	21,434	22,923

Depreciation expense	1,585	1,630	6,254	6,337
Amortization expense	413	460	1,617	1,682
	1,998	2,090	7,871	8,019
Operating income	3,647	3,787	13,563	14,904

Other income (expense)
Interest expense	(646)	(664)	(2,574)	(2,617)
Investment income (loss), net	27	42	576	296
Equity in net income (losses) of investees, net	10	10	(86)	97
Other income (expense), net	(84)	(65)	(364)	(215)
	(693)	(677)	(2,448)	(2,439)

Income before income taxes	2,954	3,110	11,115	12,465

Income tax expense	(986)	(1,114)	(3,980)	(3,873)

Net income	1,968	1,996	7,135	8,592

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(55)	(71)	(319)	(212)

Net income attributable to Comcast Corporation	$1,913	$1,925	$6,816	$8,380

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.72	$0.74	$2.56	$3.20

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.195	$0.225	$0.78	$0.90

Diluted weighted-average number of common shares	2,652	2,590	2,665	2,620

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2013	2014
ASSETS

Current Assets
Cash and cash equivalents	$1,718	$3,910
Investments	3,573	602
Receivables, net	6,376	6,321
Programming rights	928	839
Other current assets	1,480	1,859
Total current assets	14,075	13,531

Film and television costs	4,994	5,727

Investments	3,770	3,135

Property and equipment, net	29,840	30,953

Franchise rights	59,364	59,364

Goodwill	27,098	27,316

Other intangible assets, net	17,329	16,980

Other noncurrent assets, net	2,343	2,333

	$158,813	$159,339

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,528	$5,638
Accrued participations and residuals	1,239	1,347
Deferred revenue	898	915
Accrued expenses and other current liabilities	7,967	5,293
Current portion of long-term debt	3,280	4,217
Total current liabilities	18,912	17,410

Long-term debt, less current portion	44,567	44,017

Deferred income taxes	31,935	32,959

Other noncurrent liabilities	11,384	10,819

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	957	1,066

Equity
Comcast Corporation shareholders’ equity	50,694	52,711
Noncontrolling interests	364	357
Total equity	51,058	53,068

	$158,813	$159,339

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Twelve Months Ended
	December 31,
	2013	2014

OPERATING ACTIVITIES
Net income	$7,135	$8,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,871	8,019
Share-based compensation	419	513
Noncash interest expense (income), net	167	180
Equity in net (income) losses of investees, net	86	(97)
Cash received from investees	120	104
Net (gain) loss on investment activity and other	(169)	4
Deferred income taxes	16	1,165
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(721)	(33)
Film and television costs, net	44	(562)
Accounts payable and accrued expenses related to trade creditors	(667)	153
Other operating assets and liabilities	(141)	(1,093)

Net cash provided by operating activities	14,160	16,945

INVESTING ACTIVITIES
Capital expenditures	(6,596)	(7,420)
Cash paid for intangible assets	(1,009)	(1,122)
Acquisitions and construction of real estate properties	(1,904)	(43)
Acquisitions, net of cash acquired	(99)	(477)
Proceeds from sales of businesses and investments	1,083	666
Return of capital from investees	149	25
Purchases of investments	(1,223)	(191)
Other	85	(171)

Net cash provided by (used in) investing activities	(9,514)	(8,733)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	1,345	(504)
Proceeds from borrowings	2,933	4,182
Repurchases and repayments of debt	(2,444)	(3,175)
Repurchases and retirements of common stock	(2,000)	(4,251)
Dividends paid	(1,964)	(2,254)
Issuances of common stock	40	35
Purchase of NBCUniversal noncontrolling common equity interest	(10,761)	-
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(215)	(220)
Settlement of Station Venture liability	(602)	-
Other	(211)	167

Net cash provided by (used in) financing activities	(13,879)	(6,020)

Increase (decrease) in cash and cash equivalents	(9,233)	2,192

Cash and cash equivalents, beginning of period	10,951	1,718

Cash and cash equivalents, end of period	$1,718	$3,910

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2013	2014	2013	2014
Operating income	$3,647	$3,787	$13,563	$14,904
Depreciation and amortization	1,998	2,090	7,871	8,019
Operating income before depreciation and amortization	5,645	5,877	21,434	22,923
Noncash share-based compensation expense	107	127	419	513
Termination of receivables monetization programs(1)	(1,442)	-	(1,442)	-
Changes in operating assets and liabilities	(490)	(14)	93	(357)
Cash basis operating income	3,820	5,990	20,504	23,079
Payments of interest	(587)	(569)	(2,355)	(2,389)
Payments of income taxes	(766)	(790)	(3,946)	(3,668)
Excess tax benefits under share-based compensation	(29)	(27)	(205)	(267)
Other	43	39	162	190
Net Cash Provided by Operating Activities	$2,481	$4,643	$14,160	$16,945
Capital expenditures	(2,003)	(2,224)	(6,596)	(7,420)
Cash paid for capitalized software and other intangible assets	(315)	(387)	(1,009)	(1,122)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(51)	(50)	(215)	(220)
Nonoperating items(1)	1,323	(288)	2,149	(16)
Total Free Cash Flow	$1,435	$1,694	$8,489	$8,167

Reconciliation of EPS Excluding Favorable Income Tax Adjustments, Gains on Sales, Acquisition-Related Items, Pension Termination Costs and Losses on Investments (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2013		2014		2013		2014
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$1,913	$0.72	$1,925	$0.74	$6,816	$2.56	$8,380	$3.20
Growth %			0.6%	2.8%			22.9%	25.0%

Favorable income tax adjustments(3)	(158)	(0.06)	-	-	(158)	(0.06)	(724)	(0.28)
Gains on sales of investments(4)	-	-	-	-	(279)	(0.11)	(97)	(0.04)
Favorable resolution of a contingency of an acquired company(5)	-	-	-	-	-	-	(27)	(0.01)
Costs related to Time Warner Cable and Charter transactions(6)	-	-	63	0.03	-	-	149	0.06
Gain on sale of wireless spectrum licenses(7)	-	-	-	-	(67)	(0.03)	-	-
Pension termination costs(8)	-	-	-	-	46	0.02	-	-
Losses on investments(9)	-	-	-	-	234	0.09	-	-
Net income attributable to Comcast Corporation
(excluding favorable income tax adjustments, gains on sales, acquisition-related items, pension termination costs and losses on investments)	$1,755	$0.66	$1,988	$0.77	$6,592	$2.47	$7,681	$2.93
Growth %			13.2%	16.7%			16.5%	18.6%

(1)          Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages. Net cash provided by operating activities for 2014 includes a $150 million increase in July 2014 resulting from a change in our credit card payment processes that resulted in the acceleration of the recognition of cash receipts in Cable Communications. Net cash provided by operating activities for 2013 includes $1.4 billion of cash payments associated with the termination in December 2013 of NBCUniversal’s receivables monetization programs. For free cash flow purposes, we consider the acceleration to be nonrecurring in nature and the termination to be similar to a financing transaction and therefore, we excluded these amounts from free cash flow as nonoperating items.

(2)          Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)          2014 year to date net income attributable to Comcast Corporation includes $724 million of favorable income tax adjustments resulting from adjustments of uncertain tax positions. 4th quarter 2013 net income attributable to Comcast Corporation includes $158 million of favorable income tax adjustments resulting from the exchange transaction with Liberty Media Corporation.

(4)          2014 year to date net income attributable to Comcast Corporation includes $154 million of investment income, $97 million net of tax, resulting from sales of investments. 2013 year to date net income attributable to Comcast Corporation includes $443 million of investment income, $279 million net of tax, resulting from the sale of the investment in Clearwire.

(5)          2014 year to date net income attributable to Comcast Corporation includes $27 million of other income, resulting from the favorable resolution of a contingency related to the AT&T Broadband transaction.

(6)          4th quarter 2014 net income attributable to Comcast Corporation includes $99 million of operating costs and expenses, $63 million net of tax, related to the Time Warner Cable and Charter transactions. 2014 year to date net income attributable to Comcast Corporation includes $237 million of operating costs and expenses, $149 million net of tax, related to the Time Warner Cable and Charter transactions.

(7)          2013 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of wireless spectrum licenses.

(8)          2013 year to date net income attributable to Comcast Corporation includes $74 million of other operating and administrative expenses, $46 million net of tax, resulting from the termination of a pension plan.

(9)          2013 year to date net income attributable to Comcast Corporation includes $371 million of expense ($236 million of other expense and $135 million of equity in net losses of investees), $234 million net of tax, resulting from losses on investments.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation of Consolidated Revenue Excluding 2014 Olympics and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions, 2014 Olympics and Pension Termination Costs (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$16,926	$17,732	4.8%	$64,657	$68,775	6.4%

2014 Olympics	-	-		-	(1,103)

Revenue excluding 2014 Olympics	$16,926	$17,732	4.8%	$64,657	$67,672	4.7%

	2013	2014	Growth %	2013	2014	Growth %

Operating Cash Flow	$5,645	$5,877	4.1%	$21,434	$22,923	6.9%

Costs related to Time Warner Cable and Charter transactions	-	99		-	237
2014 Olympics	-	-		-	(105)
Pension termination costs	-	-		74	-

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions, 2014 Olympics and pension termination costs	$5,645	$5,976	5.9%	$21,508	$23,055	7.2%

Reconciliation of Consolidated NBCUniversal Revenue and Operating Cash Flow Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$6,464	$6,615	2.3%	$23,650	$25,428	7.5%

2014 Olympics	-	-		-	(1,103)

Revenue excluding 2014 Olympics	$6,464	$6,615	2.3%	$23,650	$24,325	2.9%

	2013	2014	Growth %	2013	2014	Growth %

Operating Cash Flow	$1,338	$1,427	6.6%	$4,732	$5,588	18.1%

2014 Olympics	-	-		-	(130)

Operating Cash Flow excluding 2014 Olympics	$1,338	$1,427	6.6%	$4,732	$5,458	15.3%

Reconciliation of Cable Networks Revenue and Operating Cash Flow Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$2,324	$2,327	0.1%	$9,201	$9,563	3.9%

2014 Olympics	-	-		-	(257)

Revenue excluding 2014 Olympics	$2,324	$2,327	0.1%	$9,201	$9,306	1.1%

	2013	2014	Growth %	2013	2014	Growth %

Operating Cash Flow	$929	$912	(1.8%)	$3,501	$3,589	2.5%

2014 Olympics	-	-		-	(13)

Operating Cash Flow excluding 2014 Olympics	$929	$912	(1.8%)	$3,501	$3,576	2.2%

Reconciliation of Broadcast Television Revenue and Operating Cash Flow Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$2,227	$2,335	4.8%	$7,120	$8,542	20.0%

2014 Olympics	-	-		-	(846)

Revenue excluding 2014 Olympics	$2,227	$2,335	4.8%	$7,120	$7,696	8.1%

	2013	2014	Growth %	2013	2014	Growth %

Operating Cash Flow	$140	$230	64.0%	$345	$734	112.5%

2014 Olympics	-	-		-	(117)

Operating Cash Flow excluding 2014 Olympics	$140	$230	64.0%	$345	$617	78.6%

Reconciliation of Corporate, Other and Eliminations Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions, 2014 Olympics and Pension Termination Costs (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

	2013	2014	Growth %	2013	2014	Growth %

Operating Cash Flow	($98)	($234)	(137.7%)	($503)	($777)	(54.4%)

Costs related to Time Warner Cable and Charter transactions	-	99		-	237
2014 Olympics	-	-		-	25
Pension termination costs	-	-		74	-

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions, 2014 Olympics and pension termination costs	($98)	($135)	(36.4%)	($429)	($515)	(19.8%)

Note: Minor differences may exist due to rounding.